LICENSE AND ROYALTY AGREEMENT

THIS LICENSE AND ROYALTY AGREEMENT (this “Agreement”) is entered into effective as of May 4, 2021, by and between Steve Smith, an individual (“Licensor”), and Outdoor Specialty Products Inc., a Nevada corporation (“Licensee”), on the following

Premises

A. Licensor has invented a foam-weighted, slow sinking, fishing bobber (the “SLINKOR”) and owns all rights in and to the SLINKOR, its method of manufacture, and all improvements, additions, and enhancements thereto.

B. Licensor has been engaged in the development of the SLINKOR and other products related to the spin fishing industry for approximately ten years. The SLINKOR has been sold by Licensor under the name of “SLINKOR” and by Licensor doing business as SLINKOR Fishing Products.

C. Licensor and Licensee desire to enter into this Agreement to provide for the grant of a license to the SLINKOR, its method of manufacture, and all improvements, additions and enhancements thereto, including the non-exclusive right to manufacture the SLINKOR, the non-exclusive right to sell the SLINKOR in stores, at trade shows, and in other physical locations, and the exclusive right to market and sell the SLINKOR in the ecommerce market including, but not limited to, online sales through Amazon, Ebay, Etsy, and similar sites and online sales through Licensee’s website and the websites of any other person.

Agreement

NOW, THEREFORE, upon the forgoing premises which are incorporated herein by this reference, and in consideration of the mutual covenants and obligations to be performed and benefits to be received hereunder, Licensor and Licensee hereby agree as follows:

1.Certain Definitions. The following defined terms have the stated meanings as used herein:

(a)Licensed Process(es). The term “Licensed Process(es)” shall mean any method, process, or procedure based upon or which utilizes the Licensed Technology.

(b)Licensed Product(s). The term “Licensed Product(s)” means the SLINKOR invented and owned by Licensor and all rights in and to its method of manufacture, and all improvements, additions, and enhancements thereto (the “Improvements”), and any formulation(s), composition(s), or combination(s) of compositions based upon or manufactured or used in accordance with the Licensed Technology.

(c)Licensed Technology. The term “Licensed Technology” shall mean all scientific, technical, and other data and all information and know-how related to the Licensed Product(s), whether or not any such inventions or developments are patentable, including, but not limited to, the formulae, methods, processes, manufacturing procedures, experimental data, disclosures, reports, findings, ideas, and trade secrets of or pertaining to the Licensed Product(s). Licensed Technology shall be expanded to include all Improvements invented by Licensor as they become subject to this Agreement but shall not include any Improvements developed by Licensee.

(d)Confidential Information. “Confidential Information” as used herein shall mean information in the possession of a party which is held and treated by such party as proprietary or trade secret information and not disclosed to the trade or public by such party. Confidential Information shall not include information (i) which is known to the receiving party at the time of disclosure by the disclosing party, (ii) which after disclosure by the disclosing party to the receiving party is received by the receiving party from another who, with respect to the disclosing party, has the right to disclose such information, or (iii) which is available to the public or subsequently becomes available to the public through no breach of obligations of confidence and trust by the receiving party to the disclosing party.

2.Grant of License. Subject only to (i) the rights reserved herein by Licensor, and (ii) the terms and conditions set forth herein, Licensor hereby grants to Licensee the following perpetual licenses and rights:

(a)the non-exclusive world-wide right to use and apply the Licensed Technology and any patent rights now or hereafter pertaining thereto and to make, have made, use, lease, sell, market or otherwise dispose of the Licensed Product(s) and to use the Licensed Process(es); and

(b)the exclusive world-side right to market, sell or otherwise dispose of the Licensed Product(s) in the ecommerce market in any country in the world including, but not limited to, online sales through Amazon, Ebay, and similar retail sites, and online sales through Licensee’s website and the website of any other person; and

(c)the right to grant sublicenses hereunder, including specifically but without limitation the right to license others under the rights granted hereunder to make, have made, use, sell, and otherwise to dispose of Licensed Product(s) and to use the Licensed Process(es). Licensee shall have the right to disclose Licensor’s Confidential Information to sublicenses and manufacturers to the extent necessary to permit sublicenses or manufacturers to effectively make, use, and sell the Licensed Products and use the Licensed Process(es); provided, however, that sublicensees shall be placed under the obligations of confidence of this Agreement as to all such Confidential Information.

3.Documentation and Technical Assistance. Licensor shall at its own cost provide Licensee with all available written technical information and know-how in its possession and shall document all know-how and technology known to Licensor respecting the Licensed Technology, the Licensed Product(s), and the Licensed Process(es) and any Improvements and provide technical and scientific aid and assistance to assist Licensee in the further development of the Licensed Technology and the manufacture, marketing, and sale of the Licensed Products. Licensor hereby grants Licensee the non-exclusive license to use, publish, and republish all instructional videos, flyers, and other marketing materials now or hereafter created by Licensor with regard to the Licensed Products.

4.Documentation and Confirmation of Rights. Licensor shall upon request of and at the expense of Licensee execute such further documents and take such actions as are necessary and proper to evidence the rights granted hereunder to Licensee including but not limited to any transfer documents or patent assignments.

5.Authority and Reservation of Rights to Licensor.

(a)Authority. Licensor represents and warrants to Licensee that it has full legal power to grant the rights to Licensee as set forth in section 2 of this Agreement; that it has not made and covenants that it will not make any commitment to others inconsistent with such grant; that it is not aware of any third party (including without limitation any university, research foundation, or institute) who holds from or under Licensor directly or indirectly any rights to or under the Licensed Technology, the Licensed Product(s) or the Licensed Process(es) which would preclude Licensor from granting to Licensee all the rights granted to Licensee under this Agreement. Licensor further represents and warrants that all persons who have participated in research activities related to the Licensed Technology, the Licensed Product(s) and the Licensed Process(es) or have any potential claim to the technology have assigned and/or are under a legal obligation to assign, and all additional persons who participate in such activity are or shall be placed under a legal obligation to assign, all proprietary and ownership rights in and to the Licensed Technology, the Licensed Product(s) and the Licensed Process(es) and the know-how and the patent rights respecting the same to Licensor, which rights, by virtue of this Agreement shall be subject to the rights of Licensee as set forth herein.

(b)Reservation of Rights. Licensor reserves the right to make and use Licensed Product(s) and Licensed Process(es) in the course of its business and to sell the Licensed Product in stores, at trade shows, and in other physical brick and mortar locations but shall have no right to sell the Licensed Products in ecommerce or otherwise through any online website or facility. Licensor shall have the right to purchase completed Licensed Product(s) from Licensee, to the extent Licensee has excess Licensed Product(s) available, at a price equal to Licensee’s cost plus 10%. For purposes of this section “cost” shall mean Licensee’s cost of raw materials, labor, and any prorated allocation for warehouse rent.

6.License Fee and Royalty. The grant of the aforesaid exclusive and non-exclusive licenses to Licensee is in consideration for the following license fees and royalties.

(a)License Fee. A one-time license fee in the amount of Five Hundred Dollars ($500.00), the receipt of which is hereby acknowledged by Licensor.

(b)Royalty. Licensee shall pay Licensor a royalty based on its sales of the Licensed Product(s) as follows:

(i)20% of the net revenue, as defined below, derived from all sales by Licensee of the Licensed Product(s) for sales up to One Million Dollars ($1,000,000).

(ii)15% of net revenue, as defined below, derived from all sales by Licensee of the Licensed Product(s) for sales from One Million One Dollars ($1,000,001) to Three Million Dollars ($3,000,000).

(iii)10% of net revenue, as defined below, derived from all sales by Licensee of the Licensed Product(s) for sales from Three Million One Dollars ($3,000,001) and above.

Licensee shall make minimum Royalty payments to Licensor in the amount of $1,000.00 per year in order to maintain the exclusive license granted in Section 2(b). In the event Licensee fails to make such minimum Royalty payments and such failure continues for ten (10) days after written notice of such failure from Licensor, the license granted to Licensee in Section 2(b) shall revert to a non-exclusive license.

For purposes of this paragraph, the term “net revenue” shall mean gross consideration actually received by Licensee from the sale of the Licensed Product(s) less (i) actual costs of collecting the gross consideration, (iii) refunds, credits, and allowances actually given, (iv) actual direct and indirect costs of goods sold, (iv) all general and administrative expenses, and (v) all sales and marketing expenses and shipping costs.

7.Patent Applications and Prosecution. Licensee may at Licensee’s option may apply for and prosecute applications for United States and foreign patents covering such of the Licensed Technology and Improvements as may be determined by Licensee in the exercise of its discretion. Licensee shall control and direct the filing and prosecution of such applications for patents and maintenance of such patents through a registered patent lawyer of Licensee’s choosing who shall (unless Licensor and Licensee agree otherwise) be instructed to obtain the maximum available valid patent protection. Licensee shall have the right to abandon such patents or applications at any time. Licensor makes no representation or warranty (i) that any patent applications will issue into a patent, (ii) that should a patent issue and be licensed hereunder such patent will be valid, or (iii) that the manufacture or sale of Licensed Product(s) will not infringe the patent rights of third parties.

8.Disclosure of Improvements. Licensor shall keep Licensee fully informed as to all Improvements made by Licensor and shall promptly comply with the obligations of section 3 in providing Technical Assistance respecting the same. All improvements made by Licensor shall be included in the Licensed Technology without additional consideration and shall be subject to all provisions of this Agreement.

9.Defense of Licensed Rights. Licensor shall not be obligated to defend or save harmless Licensee against any suit, damage, claim, or demand based on actual or alleged infringement of any patent or trademark or any unfair trade practice resulting from the use or exercise of the rights or license granted hereunder; but shall cooperate fully with Licensee, at Licensee’s cost and expense, in the defense of any such suit, claim, or demand and shall provide expert testimony at reasonable times and for reasonable periods without cost, except that Licensee shall pay travel, lodging, and related expenses actually incurred by Licensor in providing such testimony.

10.Confidentiality. Confidential Information received by either party from the other, and which is identified by the disclosing party as being confidential or proprietary, shall be held in trust and confidence by the receiving party for the term of this Agreement and thereafter until such information is no longer considered Confidential Information. The Licensed Technology and Improvements shall be and remain the property of Licensor for the term of this Agreement and shall be presumed to be Confidential Information to the extent not disclosed in printed publications or patents. The existence of some information respecting the Licensed Technology and Improvements in the public domain shall not be considered or offered to establish the presence in the public domain of all of the Licensed Technology or Improvements. Nothing herein shall, however, preclude either party or a sublicensee from disclosing information required by governmental action, law, or regulation. The provisions of this section shall not prevent Licensee from using outside manufacturers in the production of the Licensed Product(s) or other products derived from the Licensed Technology.

11.Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given: (a) upon receipt when delivered personally; (b) one day after sending when sent by a commercial express delivery service providing confirmation of delivery (such as Federal Express); or (c) five days after sending when sent by U.S. registered or certified mail, addressed as follows:

If to Licensee, to:

Outdoor Specialty Products, Inc

3842 S. Quail Hollow Dr.

Salt Lake City, Utah 84109

If to Licensor, to:

Steve Smith

DBA SLINKOR Fishing Products

Either party may change their record address, set forth above, by giving written notice to the other party in accordance with this Section 11.

12.Termination.

(a)Licensee shall have the right to terminate this Agreement and the license rights granted hereunder upon 30 days’ written notice to Licensor.

(b)Licensor shall have the right to terminate this Agreement in the event Licensee fails to pay Licensor any amount due hereunder and such failure continues for five (5) days after written notice of such failure from Licensor to Licensee.

(b)All license rights granted hereunder shall terminate automatically in the event (i) Licensee is declared bankrupt, (ii) a receiver for the assets of Licensee is appointed, (iii) any assignment of the benefit of creditors is made or any similar action is taken by Licensee, or (iv) there is any voluntary or involuntary dissolution of Licensee.

(c)Licensor and Licensee shall each have the right to terminate this Agreement in the event the other Party shall fail to perform any material obligation to be performed by it hereunder and such failure continues or remains uncured for thirty (30) days following written notice to the non-performing Party.

14.Arbitration-Applicable Law. All issues, questions, disagreements, breaches, and disputes respecting this Agreement, including the validity, scope, meaning, effect, and enforceability, and all other matters involving or related to this Agreement or any rights or obligations thereunder, whether factual, technical, legal, equitable, or otherwise, shall be determined by arbitration conducted in Salt Lake City, Utah, in accordance with the Rules of the American Arbitration Association, under the laws of the state of Utah, and any arbitration award may be enforced by judgment of any court of competent jurisdiction.

15.General Provisions.

(a)This Agreement is assignable by Licensee without the written consent of Licensor. This Agreement may not be assigned by Licensor without the consent of Licensee, which shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral. This Agreement shall not be modified except by a writing signed by both parties.

(c)This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

(d)The headings in this Agreement are for convenience only and shall not alter or otherwise affect the meaning hereof, nor be referred to in construing this Agreement.

(e)No waiver of any of the provisions contained in this Agreement shall be valid unless made in writing and executed by the waiving party. It is expressly understood that in the event either party shall on any occasion fail to perform any terms of this Agreement and the other party shall not enforce that term, the failure to enforce on that occasion shall not prevent enforcement on any other occasion,

(f)If any section of this Agreement is held invalid by any law, rule, order, regulation, or promulgation of any government or by the final determination of any court having competent jurisdiction, such law, rule, order, regulation, promulgation, or determination shall have no effect outside the jurisdiction of such government or court and shall not affect the enforceability of any other sections not held to be invalid, and this Agreement shall be and remain in full force and effect as to all provisions not held to be invalid.

(g)Licensee and Licensor waive any claim or right of action arising out of or respecting this Agreement against the officers and the members of the board of directors of Licensee or Licensor respecting actions taken in their capacity as officers and directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Licensor: Licensee:

Outdoor Specialty Products, Inc

By:	/s/ Steve Smith	/s/ Kirk Blosch
	Steve Smith, an individual	Kirk Blosch, President